Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Agreement is entered into by and between Computer Associates International, Inc. (the “Company”) and Kenneth D. Cron (“Cron”) on July 8, 2004. In consideration of the Company offering, and Cron accepting, the position of interim Chief Executive Officer (“Interim CEO”) of the Company, Cron and the Company agree as follows:

     1. Work Standards. Cron will (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of Cron’s ability under the direction of the Board of Directors of the Company, (b) devote his best efforts, attention and energy to the performance of his duties to the Company and (c) not do anything inconsistent with his duties to the Company. Cron’s employment began on April 23, 2004 and shall end on the effective date of the appointment by the Company’s Board of Directors of a new Chief Executive Officer or in accordance with paragraph 14 of this Agreement.

     2. Laws; Other Agreements. Cron represents that his employment hereunder will not violate any law or duty by which he is bound, and will not conflict with or violate any agreement or instrument to which Cron is a party or by which he is bound.

     3. Compensation. (a) In consideration of services that Cron has rendered and will render to the Company in the future, the Company agrees to pay Cron the following consideration:

          (i) The sum of $50,000 per month (less applicable withholdings) commencing on April 23, 2004, payable semi-monthly concurrent with the Company’s normal payroll cycle. The Company will pay this amount until Cron’s employment hereunder terminates. If Cron’s employment hereunder terminates prior to April 23, 2005, the Company will pay Cron the difference between $600,000 and all amounts previously paid pursuant to this paragraph 3(a)(i). If Cron’s employment hereunder terminates on or following such date and during a payroll cycle, the Company will pay Cron through the end of that payroll cycle.

          (ii) The sum of $2,000 per month as reimbursement for Cron’s lease on office space commencing on April 23, 2004. This reimbursement shall be paid concurrent with the Company’s month-end payroll for each month of Cron’s employment. If Cron’s employment hereunder terminates prior to April 23, 2005, the Company will pay Cron the difference between $24,000 and all amounts previously paid pursuant to this paragraph 3(a)(ii). If Cron’s employment hereunder terminates on or following such date and during a payroll cycle, the Company will pay the reimbursement through the end of the last month of Cron’s employment.

          (iii) Restricted stock units with respect to 52,780 shares of the Company’s Common Stock. The units shall become fully vested on the earlier of the effective date of the appointment of a new Chief Executive Officer by the Company’s Board of Directors and April 23, 2005, at which time the Company shall deliver to Cron 52,780 shares of Common Stock, free from all restrictions (other than such restrictions as may be applicable under the federal securities laws). The other terms of the restricted stock units shall be governed by the terms of the Company’s 2002 Incentive Plan, as amended (as so amended, the “2002 Plan”), and any Award Certificate issued in connection with such units. In the event that Cron voluntarily resigns his position with the Company or is terminated “for cause” (as defined in paragraph 5 of this Agreement) prior to the time the restricted stock units granted under this paragraph 3(a)(iii) vest, he shall forfeit any and all rights he may have to this restricted stock unit grant.

          (iv) Options to purchase 83,845 shares of the Company’s Common Stock at a price of $28.42 per share. The options shall become exercisable in full on the earlier of the effective date of the appointment of a new Chief Executive Officer by the Company’s Board of Directors and April 23, 2005. Thereafter, Cron shall have the right to exercise such options at any time during the term of such options. The other terms of the options shall be governed by the terms of the 2002 Plan, and any Award Certificate issued in connection with such options. In the event that Cron voluntarily resigns his position with the Company or is terminated “for cause” (as defined in paragraph 5 of this Agreement) prior to the time the options granted under this paragraph 3(a)(iv) vest, he shall forfeit any and all rights he may have to this option grant.

          (b) In addition, Cron shall be eligible to receive:

          (i) a 2005 Annual Performance Bonus (payable in cash) pursuant to Section 4.4 of the 2002 Plan, with an Annual Performance Bonus target of $750,000.00, which Annual Performance Bonus shall otherwise be subject to the terms and conditions of the Company’s 2005 Annual Performance Bonus plan; and

          (ii) a targeted Performance Bonus of $2,250,000.00 for the period from April 23, 2004 through March 31, 2005, which Performance Bonus shall otherwise be subject to the terms and conditions applicable to the fiscal year ending March 31, 2005 under the Company’s 2005-2007 Long-Term Performance Bonus plan, with the form or forms of payment of any such Performance Bonus to be determined by the Compensation and Human Resource Committee (the “Compensation Committee”) of the Board of Directors at or as promptly as practicable following March 31, 2005 (the date of such determination being referred to as the “Determination Date”) in accordance with the 2002 Plan. Subject to subparagraph (iii), such Performance Bonus shall vest on March 31, 2005, shall be paid to Cron shortly following public announcement of the Company’s financial results for the 2004 fiscal year (anticipated to occur in May 2005), and shall not be subject to any holding period.

          (iii) In the event that Cron voluntarily resigns his position with the Company prior to March 31, 2005 or is terminated “for cause” (as defined in paragraph 5 of this Agreement) at any time, he shall forfeit any and all rights he may have to receive any of the benefits provided for in this paragraph 3(b). If Cron’s employment hereunder otherwise would terminate prior to March 31, 2005 for any other reason (including the effectiveness of the appointment by the Company’s Board of Directors of a new Chief Executive Officer), then (A) Cron shall remain an employee of the Company through and including the Determination Date at a salary per month to be determined by the Compensation Committee at the time (less applicable withholdings), (B) management shall recommend that any Restricted Stock, Fair Market Value Options and Premium-Priced Options granted to Cron pursuant to the Performance Bonus described in subparagraph (ii) shall vest in full immediately upon the termination of Cron’s employment hereunder, and (C) Cron shall be entitled to receive the benefits provided for in this paragraph 3(b) if and to the extent that the relevant targets are met and otherwise in accordance with the terms of the 2002 Plan. Capitalized terms used in this paragraph (b) and not defined are used as defined in the 2002 Plan.

     4. Benefits and Perquisites. During the term of Cron’s employment, Cron shall be eligible to participate in all pension, welfare and benefit plans and perquisites generally made available to other senior executives of the Company.

     5. Termination For Cause. For purposes of this Agreement, termination “for cause” shall mean that the Company terminates Cron’s employment for any of the following reasons: (a) Cron’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within 30 days after written notice is delivered to Cron by the Board, which notice specifies in reasonable detail the manner in which the Board believes that Cron has not substantially performed his duties, (b) the engaging by Cron in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, unless the conduct in question was undertaken in good faith, on an informed basis, with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company or its affiliates, as the case may be, (c) Cron’s indictment or conviction (or plea of guilty or nolo contedere) for any felony or any other crime involving dishonesty, fraud or moral turpitude, (d) Cron’s breach of fiduciary duty to the Company or its affiliates which may reasonably be expected to have a material adverse effect on the Company or its affiliates, (e) violation of the Company’s policies relating to compliance with applicable laws which may reasonably be expected to have a material adverse effect on the Company or its affiliates, (f) violation of the Company’s policies on discrimination, unlawful harassment or substance abuse, (g) violation of the Company’s Workplace Violence Policy, or (h) unauthorized use or disclosure of confidential or proprietary information or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (h) which (i) may reasonably be expected to have a material adverse effect on the Company or its affiliates and (ii) if capable of being cured, has not been cured within 30 days after written notice is delivered to Cron by the Board, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation. For purposes of clause (a) of this definition, no act, or failure to act, on Cron’s part shall be deemed “willful” unless done, or omitted to be done, by Cron not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company or its affiliates, as the case may be.

     6. Indemnification.

          (a) To the fullest extent permitted by Section 145 of the Delaware General Corporation Law, the Company shall indemnify Cron in the event that he was, is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether brought by a third party or by or in the right of the Company, by reason of the fact that he is or was the Interim CEO of the Company, against expenses (including attorneys’ fees), liability, loss, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (collectively, “Expenses”). Such indemnity shall be paid promptly after written demand is presented to the Company.

          (b) Expenses actually and reasonably incurred by Cron in defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether brought by a third party or by or in the right of the Company, and in which Cron is made or threatened to be made a party by reason of the fact that he is or was the Interim CEO of the Company, shall be paid on behalf of Cron by the Company in advance of the final disposition of such action, suit, or proceeding and promptly following receipt by the Secretary of the Company of (i) an application from Cron setting forth the basis for such indemnification, and (ii) if required by law at the time such application is made, an undertaking by or on behalf of Cron to repay such amount if it shall ultimately be determined that Cron is not entitled to be indemnified by the Company as authorized in this paragraph 6.

          (c) Expenses actually and reasonably incurred by Cron in connection with any action brought by Cron for (i) indemnification or advance payment of Expenses by the Company pursuant to paragraphs 6(a)-(b) of this Agreement or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company shall be paid on behalf of Cron by the Company in advance of such action, suit or proceeding promptly following receipt by the Secretary of the Company of the application and, if necessary, the undertaking referred to in paragraph 6(b) above.

          (d) If Cron is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Cron for the portion thereof to which Cron is entitled.

          (e) Further to the Company’s undertaking pursuant to paragraph 6(a) above to indemnify Cron to the furthest extent provided by applicable law, for purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Cron did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

          (f) The rights of Cron hereunder shall be in addition to any other rights Cron may have under the Company’s By-laws or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s By-laws and this Agreement, it is the intent of the parties hereto that Cron shall enjoy by this Agreement the greater benefits so afforded by such change. Should the By-laws of the Company be amended after the date of this Agreement such that the indemnification rights thereunder afforded to Cron in his capacity as Interim CEO do not provide the maximum indemnification permitted under applicable law, Cron shall be entitled to the benefit of the indemnification provisions of the Company’s By-laws as in effect on the date of this Agreement, subject only to such provisions not being in violation of applicable law as then in effect.

     7. Confidential Information of Others. Cron agrees that in the performance of his duties as Interim CEO, he will not use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others.

     8. Confidential Information of the Company. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or secret information, including that conceived or developed by Cron, applicable to or in any way related to (a) the present or future business of the Company, (b) the research and development of the Company, or (c) the business of any client or vendor of the Company. Such Confidential Information of the Company includes, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, algorithms, source codes, object codes, know-how, improvements, inventions, techniques, all plans or strategies for marketing, development and pricing, and all information concerning existing or potential clients or vendors. Confidential Information of the Company also includes all similar information disclosed to the Company by other persons. However, Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of disclosure by Cron or any of Cron’s agents, advisors or representatives, (ii) was made available to Cron, with no disclosure to Cron that the information was subject to confidentiality restrictions, prior to its disclosure to Cron by the Company or its agents, advisors or representatives, or (iii) becomes available to Cron, with no disclosure to Cron that the information was subject to confidentiality restrictions, from a source other than the Company or its agents, advisors or representatives, provided such source was, to Cron’s reasonable knowledge, entitled to make the disclosure to Cron.

     9. Protection of the Company’s Confidential Information. Cron acknowledges that the Confidential Information of the Company is a special, valuable, and unique asset of the Company, and Cron agrees that at all times during the period of his employment, and at all times after termination of such employment, that he will keep in strict confidence and not disclose (except as required by law or in order for Cron to perform his duties as Interim CEO) all such Confidential Information. Cron agrees that he will abide by all Company policies, rules and procedures that relate to the protection of the Company’s Confidential Information.

     10. Return of Materials. Upon termination of employment with the Company, and regardless of the reason for such termination, Cron agrees that he will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in his possession or control which contain Confidential Information of the Company or any other information concerning the Company, its products, services or clients, whether prepared by the Cron or others, except for any such materials that were delivered to Cron in his role as a director of the Company and which continue to be necessary or useful to him in the performance of his continuing duties as a director of the Company. In the event that Cron’s employment would terminate as set forth in the second sentence of paragraph 3(b)(iii) of this Agreement, he shall comply with the provisions of this paragraph 10 promptly upon the date his employment otherwise would have terminated without giving effect to the continuation of such employment through the Determination Date as provided for by such sentence.

     11. Inventions as Sole Property of the Company. Any inventions, discoveries, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protection, and whether or not reduced to practice, conceived or developed by Cron while employed by the Company which relate to or result from the actual or anticipated business, work, research or investigation of the Company or which are suggested by or result from any task assigned to or performed by Cron for the Company shall be the sole and exclusive property of the Company. Cron hereby assigns to the Company the entire right, title and interest to any such inventions, discoveries, concepts, ideas or expressions thereof and Cron agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing inventions, discoveries, concepts, ideas, or expressions thereof in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Cron hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Cron’s agents and attorneys-in-fact to act for and in Cron’s behalf and instead of Cron, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Cron.

     12. List of Prior Inventions. All inventions, discoveries, improvements, concepts or ideas, or expressions thereof, which Cron has made prior to employment by the Company are excluded from the scope of this Agreement. As a matter of record, Cron has set forth on Exhibit A hereto a complete list of inventions, discoveries, improvements, concepts or ideas, or expressions thereof, which might reasonably be expected to relate to the development of integrated enterprise computer software products consistent with the Company’s principal lines of business as conducted at the date hereof and which have been made by Cron prior to his employment by the Company. Cron agrees that under no circumstances will he incorporate in any work performed for the Company: (a) any of the inventions, discoveries, improvements, concepts or ideas, or expressions thereof, disclosed on Exhibit A; and/or (b) any of the technology described in any of the inventions, discoveries, improvements, concepts or ideas, or expressions thereof, disclosed on Exhibit A, without the prior written consent of the Company. Cron further agrees that in the event any of the inventions, discoveries, improvements, concepts or ideas, or expressions thereof, disclosed on Exhibit A are incorporated into any work performed for the Company without Company’s written consent, Cron grants the Company a royalty free, perpetual license to make, use, sell, offer to sell, import, copy, reproduce and/or perform any other act (including the right to make, copy and reproduce derivative works) necessary to continue to exploit any work performed by the Cron for the Company.

     13. Authorization to Modify Restrictions. Cron acknowledges that the restrictions contained in this Agreement are reasonable, but agrees that if a court having proper jurisdiction holds a particular restriction unreasonable, that restriction shall be modified to the extent necessary in the opinion of such court to make it reasonable, and that the remaining provisions of this Agreement shall nonetheless remain in full force and effect.

     14. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and Cron each acknowledge and agree that Cron’s employment with the Company may be terminated by either the Company (subject only to the provisions of paragraph 3(b)(iii) of this Agreement) or Cron at any time and for any reason, with or without cause, upon 10 days’ written notice to the other party, provided that this Agreement may be terminated “for cause” immediately upon written notice from the Company to Cron. In addition, this Agreement shall automatically terminate upon Cron’s death or Disability. For purposes hereof, “Disability” shall have the same meaning as set forth in the 2002 Plan. Upon termination of his employment for any reason whatsoever, the Company shall have no further obligation to Cron other than those set forth in paragraphs 3(a), 3(b) and 6 of this Agreement.

     15. General.

               (a) Any notice required or permitted to be given under this Agreement shall be made either:

          (i) by personal delivery to Cron or, in the case of the Company, to the Company’s principal office (“Principal Office”) located at One Computer Associates Plaza, Islandia, New York 11749, Attention: Senior Vice President – Human Resources, or

          (ii) in writing and sent by registered mail, postage prepaid, to Cron’s residence with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Stephen M. Banker

or, in the case of the Company, to the Company’s Principal Office.

     Any provision of this Agreement calling for notice to be delivered by the Board of Directors shall be satisfied by any notice that is executed on behalf of the Board of Directors by any director or officer of the Company acting pursuant to the authorization of the Board and otherwise delivered in accordance with this paragraph 15(a)

               (b) This Agreement shall be binding upon Cron and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.

               (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.

               (d) This Agreement and the documents referred to herein represent the entire agreement between Cron and the Company and supersede any and all previous oral or written communications, representations or agreements. This Agreement may only be modified, in writing, jointly by Cron and a duly authorized representative of the Company.

               (e) Without limiting the scope of paragraph 13 of this Agreement, the provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be any way impaired and shall remain enforceable to the fullest extent permitted by law.

CAUTION TO CRON: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

/s/ Kenneth D. Cron	By:	/s/ Andrew Goodman

Kenneth D. Cron	Name: Title:	Andrew Goodman Senior Vice President, HR

EXHIBIT A
TO
EMPLOYMENT AGREEMENT

     I represent that I have disclosed on this Exhibit all inventions, discoveries, improvements, concepts or ideas or expressions thereof, including all patents, patent applications, copyright registrations, copyrighted works (e.g., program code in source or object form or writings) and/or computer programs (collectively “Inventions”) in which I claim any proprietary right or interest that might reasonably be expected to relate to the development of integrated enterprise computer software products consistent with the Company’s principal lines of business as conducted at the date hereof. I agree that any present or future Inventions not listed on this Exhibit are subject to licensing under paragraph 12 of the attached Employment Agreement.

     I understand that the Company has made no attempt to verify my claim of ownership to any of the Inventions disclosed on this Exhibit, and that the Company makes no admission that any Inventions disclosed on this Exhibit are owned by me.

Brief Description of Invention	Right, Title or Interested and Date Acquired

Date	Kenneth D. Cron